Exhibit (a)(1)(G)

DECLARATION OF STATUS FOR ISRAELI INCOME TAX PURPOSES
•   Do not send this form to the IRS   •   See separate instructions on the back cover of this form
•   Read this form together with the Offer to Purchase and Letter of Transmittal accompanying this form

PAYER’S  NAME:  American Stock Trust & Transfer Company, as U.S. Depositary

Who may use this form and why?

Holders of ordinary shares, par value NIS 0.003 per share (the “Shares”), of Elron Electronic Industries Ltd. (“Elron”) who wish to tender their Shares pursuant to the offer to purchase 2,203,425 Shares made by Discount Investment Corporation Ltd. (the “Purchaser”), upon the terms of, and subject to the conditions to, the Offer to Purchase, dated July 16, 2004 (the “Offer to Purchase”) and the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”) may use this form if they tender their Shares in the Offer to the U.S. Depositary and they are either:

•

Non-Israeli Residents: If you are NOT a “resident of Israel” (as defined under Section 1 of the Israeli Income Tax Ordinance [New Version], 5721-1961 (the “Ordinance”)(See Instruction II)) for purposes of the Ordinance, you may be eligible for a full exemption from Israeli withholding tax with respect to the gross proceeds payable to you (if any) pursuant to the Offer. By completing this form in a manner that would substantiate your eligibility for such exemption, you will allow the Purchaser, the U.S. Depositary, your broker or any other withholding agent, or their authorized representatives to exempt you from such Israeli withholding tax; or

•

A Bank, Broker or Financial Institution Resident in Israel: If you are a bank, broker or financial institution resident in Israel that (1) is holding the Shares solely on behalf of beneficial shareholder(s) (so-called “street name” holders), and (2) is subject to the provisions of the Ordinance and regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by you to your beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by the Purchaser pursuant to the Offer (an “Eligible Israeli Broker”), you may be eligible for a full exemption from Israeli withholding tax with respect to the cash payment transmitted to you. By completing this form in a manner that would substantiate your eligibility for such exemption, you will allow the Purchaser, the U.S. Depositary, your broker or withholding agent, or their authorized representatives, to exempt you from such Israeli withholding tax. Consequently, even though the U.S. Depositary will not deduct any Israeli withholding tax from you, pursuant to the provisions of the Ordinance and regulations promulgated thereunder, to which you are subject, you may be required to withhold Israeli tax, as applicable, from the cash payment (if any) made by you to your beneficial shareholder(s). NOTE: AN ELIGIBLE ISRAELI BROKER MAY COMPLETE THIS FORM IF IT IS HOLDING THE SHARES SOLELY ON BEHALF OF HIS CLIENTS, THE BENEFICIAL SHAREHOLDERS.

To whom should you deliver this form?

•

If you wish to submit this form and (1) you hold your shares directly, i.e., you are a registered holder, complete and sign this form and mail or deliver it to the U.S. Depositary (together with the Letter of Transmittal by which you tender your Shares) at one of its addresses set forth below, or (2) you hold your shares through a broker, dealer, commercial bank, financial institution, trust company or other nominee (a “Broker”), complete and sign this form and mail or deliver it (together with the instruction letter by which you tender your Shares) to such broker, dealer, commercial bank, financial institution, trust company or other nominee.

Until when should I deliver this form?

•

As described above, this form should be delivered together with the Letter of Transmittal or instruction letter by which you tender your Shares prior to 5:00 p.m., New York time, or 12:00 midnight, Israel time, on the Initial Completion Date or the Final Expiration Date (as such terms are defined in the Offer to Purchase), as applicable.

You are urged to consult your own tax advisors to determine the particular tax consequences to you should you tender your Shares in the Offer, including, without limitation, the effect of any state, local or foreign income and any other tax laws and whether or not you should use this form.

	PART I		Identification and details of Shareholder (including Eligible Israeli Brokers) (see instructions)
	1. Name	2. Type of Shareholder (more than one box may be applicable)
	(please print full name)	☐	Corporation	☐	Bank

		☐	Individual	☐	Broker

		☐	Trust	☐	Financial Institution

		☐	Partnership (or Limited Liability Company)

		☐	Other: _______________

	3. For individuals only:	4. For all other Shareholders:

Year of birth:	_____/_____/______ month/ day / year	Country of incorporation or organization:
	Country of residence:	Registration number of corporation (if applicable):
Country of citizenship:
	Taxpayer Identification or Social Security No:	Country of residence:

5. Permanent Address (state, city, zip or postal code, street, house number, apartment number):

6. Mailing Address (if different from above):	7. Telephone Number (country code, area code and number):

8. I hold the Shares of Elron (mark X in the appropriate place)

☐ directly, as a Registered Holder

☐ through a Broker. If you marked this box, please state the name of your broker: ________________________

PART II	Declaration by Non-Israeli Shareholders (see instructions) • Eligible Israeli Brokers should not complete this Part II
A. To be completed only by Individuals. I hereby declare that: (if the statement is correct, mark X in the following box)

☐	I am NOT a “resident of Israel” within the meaning of that term in Section 1 of the Ordinance (See Instruction II), which means, among other things, that:

•	the State of Israel is neither my place of residence nor that of my family,

•	I was NOT present (nor am I planning to be present) in Israel for 183 days or more during this tax year, and

•

I was NOT present in Israel for 30 days or more during this tax year, and the total period of my presence in Israel during this tax year and the two previous tax years will NOT reach 425 days or more in total.

B. To be completed by entities (except for Trusts). I hereby declare that: (if correct, mark X in the following box.)

☐	I am NOT a “resident of Israel” within the meaning of that term in Section 1 of the Ordinance (See Instruction II), which means, among other things, that:

•	I was NOT incorporated in Israel and was NOT registered with/formed at the Israeli Registrar of Companies, the Israeli Fellowship Societies Registrar or the Israeli Partnerships Registrar, and

•	the “control and management” of my business is NOT located in Israel.

C. To be completed by Trusts. I hereby declare that: (if correct, mark X in the following box)

☐

The Trust was NOT registered in Israel; the settlor of the Trust is NOT an Israeli Resident; the beneficiaries of the Trust are NOT Israeli Residents; and the trustee of the Trust is NOT an Israeli Resident.

PART III	Declaration by Israeli Bank, Broker or Financial Institution (see instructions)	•	Non-Israeli Residents should not complete this Part III
I hereby declare that: (if correct, mark X in the following box)

☐

I am a bank, broker or financial institution that is a “resident of Israel” within the meaning of that term in Section 1 of the Ordinance (See Instruction II), I am holding the Shares solely on behalf of beneficial shareholder(s) and I am subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by me to such beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by the Purchaser pursuant to the Offer.

PART IV	Certification. By signing this form, you also declare that:
• You understood this form and completed it correctly and pursuant to the instructions.

• You provided accurate, full and complete details in this form.

• You are aware that providing false details constitute a felony under the Ordinance.

• You understand that the instructions to this form constitute an integral part thereof.

SIGN HERE •

	Signature of Shareholder	Date	Capacity in which acting
(or individual authorized to sign on your behalf)

(see instructions on the other side)

INSTRUCTIONS
Forming Part of the Declaration of Status for Israeli Income Tax Purposes

I.        General Instructions.  This Declaration Form (Declaration of Status for Israeli Income Tax Purposes), or this Form, should be completed by holders of Shares who wish to tender their Shares pursuant to the Offer, and who are either: (i) NOT “residents of Israel” for purposes of the Ordinance (See Instruction II below), or (ii) a bank, broker or financial institution that are “residents of Israel” within the meaning of that term in Section 1 of the Ordinance, holding Shares solely on behalf of beneficial shareholder(s), and are subject to the provisions of the Ordinance and the regulations promulgated thereunder relating to the withholding of Israeli tax, including with respect to the cash payment (if any) made by them to such beneficial shareholder(s) with respect to Shares tendered by them and accepted for payment by the Purchaser pursuant to the Offer. Israeli residents who are NOT Eligible Israeli Brokers should not use this Form.

Part I (Identification and details of Shareholder). You should complete Item 1, 2 and 5 through 8 and either (i) Item 3, if you are an individual, or (ii) Item 4, if you are a corporation, trust, partnership (or limited liability company) or other entity.

Part II (Declaration by Non-Israeli Shareholder). If you are NOT an Israeli resident, you should complete either Section A (for Individuals), Section B (entities, other than Trusts) or Section C (for Trusts). If you do not mark a box you will be deemed to answer that the corresponding item is not correct with respect to you.

Part III (Declaration by Israeli Bank, Broker or Financial Institution). If you are an Eligible Israeli Broker, you should complete this Item.

Part IV (Certification).By signing this Form, you also make the statements in Part III.

Inadequate Space.  If the space provided on this Form is inadequate, you should insert such details on a separate signed schedule and attached to this Form.

Determination of Validity.  All questions as to the validity, form or eligibility (including time of receipt) of this Form will be, subject to applicable law, determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties.  None of the Purchaser, the U.S. Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any Form or incur any liability for failure to give any such notification. For more details, see Section 5 of the Offer to Purchase.

Questions and Requests for Assistance or Additional Copies.  Questions and requests for assistance may be directed to the Information Agent at the address or telephone numbers set forth on the back cover.  Additional copies of this Form may be obtained from the Information Agent.

The method of delivery of this Form is at your option and risk, and the delivery will be deemed made only when actually received by the  U.S. Depositary.  If delivery is by mail, registered mail with return receipt requested, is recommended.  Facsimiles of this Form, properly completed and duly signed, will also be accepted.  In all cases, sufficient time should be allowed to ensure timely delivery. No alternative, conditional or contingent Forms will be accepted.

II.      Definition of Resident of Israel for Israeli Tax Purposes

          Section 1 of the Ordinance defines a “resident of Israel” or a “resident” as follows:

          “(A)   with respect to an individual - a person whose center of vital interests is in Israel; for this purpose the following provisions will apply:

                    (1) in order to determine the center of vital interests of an individual, account will be taken of the individual’s family, economic and social connections, including, among others:

                         (a)  place of permanent home;

                         (b)  place of residential dwelling of the individual and the individual’s immediate family;

                         (c)  place of the individual’s regular or permanent occupation or the place of his permanent employment;

                         (d)  place of the individual’s active and substantial economic interests;

                         (e)  place of the individual’s activities in organizations, associations and other institutions;

                    (2)  the center of vital interests of an individual will be presumed to be in Israel:

                         (a)  if the individual was present in Israel for 183 days or more in the tax year;

                         (b)  if the individual was present in Israel for 30 days or more in the tax year, and the total period of the individual’s presence in Israel that tax year and the two previous tax years is 425 days or more.

                         For the purposes of this provision, “day” includes a part of a day.

                    (3)  the presumption in subparagraph (2) may be rebutted either by the individual or by the assessing officer;

                    (4)  …;

          (B)   with respect to a body of persons - a body of persons which meets one of the following:

                    (1)  it was incorporated in Israel;

                    (2)  the “control and management” of its business is exercised in Israel.”

The Payer, as U.S. Depositary, is:

American Stock Transfer & Trust Company

By Hand/Overnight Courier:	By Facsimile Transmission:	By Mail:
(718) 234-5001
American Stock Transfer & Trust Company		American Stock Transfer & Trust Company
59 Maiden Lane	Confirm by Telephone:	59 Maiden Lane
New York, NY 10038	(718) 921-8200	New York, NY 10038
Attn: Reorganization Department		Attn: Reorganization Department

The Information Agent is:

105  Madison Avenue
New York, New York 10016
call collect (212) 929-5500 or toll-free (800) 322-2885